Exhibit 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS STRONG FISCAL 2006 EARNINGS
AND PROVIDES GUIDANCE FOR
SIGNIFICANT PLANNED EARNINGS GROWTH IN FISCAL 2007

****

Fiscal 2006 Full Year Earnings Per Share (EPS) of $1.63 versus Fiscal 2005 EPS of $(0.03);
Fiscal 2007 Guidance Reflects Planned EPS Growth of 53%-81% over Fiscal 2006

Philadelphia, PA, November 21, 2006 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced strong operating results for the fourth quarter and full year fiscal 2006 ended September 30, 2006, and provided financial guidance for the full year fiscal 2007 reflecting planned earnings per share growth of 53% to 81% over fiscal 2006.

Net income for the fiscal year ended September 30, 2006 (fiscal 2006) was $9.1 million, or $1.63 per common share (diluted), a significant improvement from the net loss for fiscal 2005 of $(0.2) million, or $(0.03) per common share (diluted).  The Company completed the repurchase of $10 million principal amount of its outstanding 11 1/4% Senior Notes during August and September of 2006, which resulted in an after-tax charge of $0.10 per share in the fourth quarter of fiscal 2006.  Net income before the debt repurchase charge for fiscal 2006 was $9.6 million, or $1.72 per common share (diluted), which exceeded the Company’s previous guidance range for diluted earnings per share of between $1.41 and $1.64 per share provided in its July 25, 2006 press release.  This earnings guidance excluded the after-tax charge of $0.10 per share from the repurchase of $10 million of Senior Notes.  In its October 5, 2006 and November 2, 2006 press releases, the Company stated that, excluding the debt repurchase charge, it expected to exceed this previous earnings guidance for fiscal 2006.  The Company recognized after-tax stock-based employee compensation expense (referred to herein as “stock compensation expense”) of $1.7 million, or $0.31 per share (diluted), for fiscal 2006, and did not recognize any stock compensation expense in fiscal 2005 since, pursuant to the provisions of Statement of Financial Accounting Standards (SFAS) No. 123(R), the Company was not required to expense stock compensation expense until the beginning of fiscal 2006.  Net income before both the debt repurchase charge and stock compensation expense for fiscal 2006 was $11.3 million, or $2.03 per diluted common share, a significant improvement from the net loss for fiscal 2005 of $(0.2) million, or $(0.03) per diluted common share, which did not include any debt repurchase charge or stock compensation expense.

Net loss for the fourth quarter of fiscal 2006 was $(0.6) million, or $(0.11) per common share (diluted), a significant improvement from the net loss for the fourth quarter of fiscal 2005 of $(5.3) million, or $(1.01) per common share (diluted).  Net loss before the debt repurchase charge for the fourth quarter of fiscal 2006 was $(0.1) million, or $(0.01) per common share (diluted), which was better than the Company’s previous fourth quarter earnings per share guidance range of a loss of between $(0.34) and $(0.10) per share provided in its July 25, 2006 press release.  The Company recognized after-tax stock compensation expense of $0.7 million, or $0.12 per share (diluted), for the fourth quarter of fiscal 2006, compared to no stock compensation expense recognized in fiscal 2005.  Net income before both the debt repurchase charge and stock compensation expense for the fourth quarter of fiscal 2006 was $0.6 million, or $0.10 per diluted common share, a significant improvement from the net loss for the fourth quarter of fiscal 2005 of $(5.3) million, or $(1.01) per diluted common share, which did not include any debt repurchase charge or stock compensation expense.

Looking forward to fiscal 2007, based on an assumed comparable store sales increase of between 0.5% and 2.5% for the full fiscal year, Mothers Work is targeting diluted earnings per common share of between $2.70 and $3.15 per share excluding debt repurchase charges, representing an increase of between 57% and 83% over its $1.72 diluted earnings per share before debt repurchase charges for fiscal 2006.  This earnings guidance range exceeds the Company’s previous guidance range for fiscal 2007 diluted earnings per share of between $2.17 and $3.00 per share provided in its July 25, 2006 press release.  Including the expected first quarter fiscal 2007 after-tax charge of approximately $0.20 to $0.21 per share related to the $25 million debt repurchase in December 2006, the Company is targeting reported diluted earnings per common share of between $2.50 and $2.95 per share for fiscal 2007, representing an increase of between 53% and 81% over our $1.63 reported diluted earnings per share for fiscal 2006.  Excluding both debt repurchase charges and stock compensation expense, the Company is targeting adjusted diluted earnings per share of between $2.96 and $3.41 per share for fiscal 2007, an increase of between 46% and 68% from the comparably adjusted diluted earnings per share figure of $2.03 for fiscal 2006.

Net sales for fiscal 2006 increased 7.3% to $602.7 million from $561.6 million for fiscal 2005.  Comparable store sales increased 4.3% during fiscal 2006 (based on 932 locations) versus a comparable store sales decrease of 2.5% during fiscal 2005 (based on 832 locations).  The increase in net sales for the fiscal year was primarily driven by increased comparable store sales, as well as increased sales from the Company’s proprietary Two Hearts™ Maternity collection, which expanded to an additional 497 Sears® locations during late March 2005.  The Company also realized sales increases from the full year contribution of the Company’s Oh Baby! by Motherhood™ licensed arrangement with Kohl’s®, which launched during the second quarter of fiscal 2005, as well as from the Company’s internet sales and its marketing partnerships.  For the year ended September 30, 2006, the Company opened 17 stores, including 4 multi-brand stores, and closed 59 stores, with 15 of these store closings related to multi-brand store openings.  As of the end of September 2006, the Company operated 810 stores, 731 leased department locations and 1,541 total retail locations, compared to 852 stores, 739 leased department locations and 1,591 total retail locations operated at the end of September 2005.  Operating income was $30.3 million for fiscal 2006, a 113% increase from the $14.2 million of operating income for fiscal 2005.  Adjusted EBITDA was $51.7 million for fiscal 2006, a 53% increase from the $33.9 million of Adjusted EBITDA for fiscal 2005.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

Net sales for the fourth quarter of fiscal 2006 increased 5.6% to $142.8 million from $135.2 million in the fourth quarter of fiscal 2005.  Comparable store sales increased 6.5% during the fourth quarter of fiscal 2006 (based on 1,451 locations) versus a comparable store sales decrease of 1.0% during the fourth quarter of fiscal 2005 (based on 997 locations).  The increase in net sales for the fourth quarter was primarily driven by increased comparable store sales, as well as increased sales from the Company’s Oh Baby! by Motherhood™ licensed arrangement with Kohl’s.  For the quarter ended September 30, 2006, the Company opened five stores, including one multi-brand store, and closed ten stores, including two related to a multi-brand store opening.  Operating income was $3.3 million for the fourth quarter of fiscal 2006, a substantial increase from the $(5.6) million operating loss for the fourth quarter of fiscal 2005.  Adjusted EBITDA was $8.8 million for the fourth quarter of fiscal 2006, a substantial increase from the $0.1 million of Adjusted EBITDA for the fourth quarter of fiscal 2005.

As previously announced in the Company’s November 2, 2006 press release, the Company’s Board of Directors has approved the redemption of $25 million principal amount of the Company’s outstanding 11 1/4% Senior Notes.  The redemption will be at a price of 105.625% of principal amount, plus accrued interest, pursuant to the optional redemption provisions of the indenture of the Senior Notes.  This $25 million redemption of Senior Notes, which will be completed on December 8, 2006, is in addition to the previously announced and completed repurchase of $10 million principal amount of the Senior Notes during August and September of 2006.  The $10 million repurchase of Senior Notes resulted in an after-tax charge of $0.10 per share in the fourth quarter of fiscal 2006, and will result in increased after-tax earnings (through a reduction in net interest expense) of approximately $0.07 per share annually, beginning in fiscal 2007.  The Company expects the $25 million redemption of Senior Notes in December 2006 (the first quarter of fiscal 2007) will result in an after-tax charge of approximately $0.20 to $0.21 per share in the first quarter of fiscal 2007, and will result in subsequent increased after-tax earnings of approximately $0.16 to $0.17 per share annually, yielding expected increased after-tax earnings of approximately $0.13 per share for fiscal 2007 reflecting less than a full year benefit.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “We are extremely pleased with our strong sales, earnings and cash flow performance for the fourth quarter and full year fiscal 2006, as we delivered significantly improved financial results over fiscal 2005.  Our comparable store sales increased 6.5% for the fourth quarter and 4.3% for the full year in fiscal 2006. Our strong sales performance for fiscal 2006, a favorable price promotional environment compared to last year, and our tight expense controls, enabled us to deliver earnings per share of $1.72 excluding the charge related to our debt repurchase, which exceeded our previous full year earnings per share guidance of between $1.41 and $1.64 per share.

“As we stated in our November 2, 2006 press release, given our significant balance of cash and short-term investments, our continued confidence in our business, and our planned continued generation of strong free cash flow during fiscal 2007 and beyond, we are redeeming $25 million principal amount of our Senior Notes, which is in addition to the $10 million principal amount of Senior Notes we repurchased in August and September.  We strongly believe that this is a very attractive use of our excess cash, which is accretive to ongoing earnings, reduces our financial leverage, and shows our commitment to continuing to increase shareholder value while maintaining significant financial liquidity.

“Looking forward, we are optimistic about building on our strong fiscal 2006 results and delivering even stronger financial results for fiscal 2007 and beyond and continuing our strategic transition, as we expect to see a continuation of our sales and gross margin increases and expect to realize increased earnings contribution from our strategic initiatives, including increased contribution from our marketing partnerships, our leased department and licensed relationships, and the continued rollout of our multi-brand stores.

 “As of September 30, 2006, we have 36 two-brand Mimi combo stores, 2 triplex stores, and 12 Destination Maternity Superstores.  We believe there is a significant opportunity to expand our multi-brand store concepts, which we believe will generate higher sales per store and improved store operating profit margins by reducing store expense percentages through the efficiency of operating one larger store rather than multiple smaller stores in a single market.  In addition, in certain cases, we believe our multi-brand store concepts will increase overall sales in the geographical markets they serve.  Opening these multi-brand stores will typically involve closing two or more smaller stores and may frequently result in one-time store closing costs resulting primarily from early lease terminations.  We opened four Destination Maternity Superstores in fiscal 2006, including the grand opening on February 1, 2006 of our approximately 10,000 square foot, three-level world flagship Destination Maternity store on the corner of 57th Street and Madison Avenue in New York City, and we continue to pursue additional potential superstore locations.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” multi-brand store concepts.  Based on our internal research, we believe that over the next several years we have the potential to expand the Destination Maternity chain to 40 to 50 or more total Destination Maternity superstores in the United States and to expand the Mimi combo store chain to 70 to 80 or more total Mimi combo stores in the U.S.

“Over the past several years, we have increased the sales we generate from our leased department and licensed relationships.  Since the beginning of fiscal 2005, we have become the exclusive maternity apparel provider to Sears and Kohl’s and we believe that we have a significant opportunity to continue to increase the sales we generate from our leased department and licensed relationships.  We believe these growth opportunities include additional maternity apparel department locations with our current partners as well as developing relationships with new partners.  As part of working towards expanding our business with our existing leased partners, we are continuing to convert certain of our Macy’s® leased department locations from Motherhood Maternity® branded departments to Mimi Maternity® branded departments carrying both Motherhood and Mimi product.  Our commitment to this strategy of growing the sales we generate from our leased department and licensed relationships is also demonstrated by our Sears and

Kohl’s relationships and our recent agreements for the sale of Motherhood brand merchandise through exclusive leased department relationships with Boscov’s® and Gordmans®, two regional department store chains.

“We believe our customers, particularly first-time parents, are entering a new life stage that drives widespread changes in purchasing needs and behavior, thus making our maternity customer a highly-valued demographic for a range of consumer products and services companies.  We have been able to leverage the relationship we have with our customers to earn incremental revenues, and we expect to expand these revenues through a variety of marketing partnership programs utilizing our extensive opt-in customer database and various in-store marketing initiatives, which help introduce our customers to various baby and parent-related products and services offered by leading third-party consumer products and services companies.  Whereas our current revenues in this area have predominantly been derived from the new pre-natal portion of our customer database, we have taken steps to update and manage our entire customer database so we can actively market our full opt-in customer database to a much broader range of consumer product and services companies that market to families with children.

“Also, we continue to grow futuretrust®, our MasterCard®-based college savings program that we market through our stores and our internet sites.  The futuretrust program enables members to help save for their child’s (or grandchild’s or any other relative’s or friend’s) college education when they link their futuretrust MasterCard to a tax-advantaged 529 College Savings account.  Members earn rebates on all purchases with their futuretrust MasterCard that are automatically contributed to their 529 College Savings account and can also earn additional college savings at merchants in the futuretrust Preferred Merchant Network.  We have recently entered into relationships with select providers of 529 savings programs, tax preparation services, home mortgages and real estate services for our futuretrust members and, in the future, we anticipate further developing our futuretrust program into a full service financial services and information resource for our members known as the Futuretrust Family Financial Center™.  We anticipate that additional potential services offered through the Futuretrust Family Financial Center may include online banking, life insurance, and other financial services needed by families with children.  We plan to offer such services through relationships with high-quality third-party providers of these services.

“As for our outlook for fiscal 2007, we continue to feel very good about our product lines and our inventory position, and we are optimistic about building on our strong fiscal 2006 results and delivering significant earnings growth in fiscal 2007, despite somewhat weaker than expected sales thus far in fiscal 2007.

“As discussed in our November 2, 2006 press release, our stronger than expected sales for September were aided by the much more favorable weather this September versus last September, which gave an early boost to sales of Fall merchandise and resulted in some Fall sales shifting into September (the last month of fiscal 2006) from October (the first month of fiscal 2007) compared to last year.  Thus, although our sales in October were weaker than planned, we attribute this to the weather-driven shift in Fall sales into September from October, and we believe that looking at results for the two months combined gives a more meaningful view of our sales performance.  For the months of September and October combined, which eliminates this shift in the onset of Fall-like weather and eliminates the shift in the number of Saturdays in each month compared to last year, our comparable store sales increased approximately 2.4%, with our comparable store sales increasing 10.6% for September 2006 (which was helped by about 4 percentage points from having one more Saturday than last year) and decreasing 5.2% for October 2006 (which was hurt by about 4 percentage points from having one less Saturday than last year).  Thus far in November, our sales have continued to be weaker than expected, and we believe our sales have been hurt due to unseasonably warm weather in much of the United States during November.  Based on our sales results thus far in November, we expect our comparable store sales for the full month of November to be in the range of down 2.5% to up 0.5%.  It is very important to note, however, that during October and thus far in November, we have continued to experience very strong improvement in gross margin versus last year, driven by decreased price promotional activity compared to last year, as well as a continued reduction in our product costs.  Also, our inventory levels are well positioned, with overall inventory lower than a year ago, as we continue to tightly plan our inventory levels relative to sales.

“For the first quarter of fiscal 2007, we are targeting net sales in the $150 million to $153 million range, based on assumed comparable store sales of down 1.6% to flat for the quarter, which is adversely impacted by approximately 1.0 percentage point due to having one less Saturday in this fiscal year’s October and first quarter compared to last year.  Based on this targeted net sales, we are targeting first quarter earnings per common share (diluted) of between $0.42 and $0.52 per share excluding the charge related to our $25 million debt repurchase, a significant increase from the $0.08 diluted earnings per share for the first quarter of fiscal 2006.  Including the expected first quarter after-tax charge of approximately $0.20 to $0.21 per share related to the debt repurchase, we are targeting reported earnings per common share

(diluted) of between $0.21 and $0.31 per share for the first quarter of fiscal 2007.  Excluding both the debt repurchase charge and stock compensation expense, we are targeting adjusted diluted earnings per share of between $0.48 and $0.58 per share for the first quarter of fiscal 2007, a significant increase from the comparably adjusted diluted earnings per share figure of $0.13 for the first quarter of fiscal 2006.

“We are targeting net sales for fiscal 2007 in the $615 million to $627 million range, representing sales growth of approximately 2% to 4% over fiscal 2006, based on an assumed comparable store sales increase of between 0.5% and 2.5% for the full fiscal year, and expected increased sales contribution from our marketing partnerships, our leased department and licensed relationships, our internet sales, and the continued rollout of our multi-brand stores.

“Our targeted sales for fiscal 2007 reflect our plan to open approximately 15 to 20 new stores during the year, including approximately 7 to 12 new multi-brand stores, and our plan to close approximately 40 to 55 stores, with approximately 15 to 25 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity™ Superstores.  We plan to open between 100 and 125 new leased department locations for fiscal 2007, primarily from our recent agreements for exclusive leased department relationships with Boscov’s® and Gordmans®, as well as modest expected growth in the number of leased department locations with existing leased department relationships.  In addition, we distribute our Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.  Kohl’s currently operates 817 stores in 45 states, compared to 732 stores in 41 states a year ago.

“We project that our gross margin for fiscal 2007 will be approximately 53.0% of net sales, an increase from our 52.2% gross margin in fiscal 2006, driven primarily by higher planned merchandise gross margins and, to a lesser extent, increased marketing partnership revenues.  The planned increase in our merchandise gross margins for the year primarily reflects decreased planned markdown levels compared to last year for the first half of the fiscal year, and planned continued product cost reductions throughout the year.  We expect our operating expenses to decrease as a percentage of net sales for fiscal 2007 versus fiscal 2006, primarily as a result of reduced expenses for store closings, reduced impairment charges for write-downs of store fixed assets, expense leverage from our planned sales increases, as well as a continued sharp focus on expense control.

“Based on these assumptions, we are targeting operating income for fiscal 2007 in the $39.1 million to $43.7 million range, representing a projected increase of between approximately 29% and 44% from our fiscal 2006 operating income of $30.3 million, and we are targeting Adjusted EBITDA in the $58.3 million to $62.9 million range, representing a projected increase of between approximately 13% and 22% from our fiscal 2006 Adjusted EBITDA of $51.7 million.  Also, based on these assumptions, we are targeting diluted earnings per common share of between $2.70 and $3.15 per share excluding the charge related to our $25 million debt repurchase, representing an increase of between 57% and 83% over our $1.72 diluted earnings per share before debt repurchase charges for fiscal 2006.  This earnings guidance range exceeds our previous guidance range for fiscal 2007 diluted earnings per share of between $2.17 and $3.00 per share provided in our July 25, 2006 press release.  Including the expected first quarter fiscal 2007 after-tax charge of approximately $0.20 to $0.21 per share related to the debt repurchase, we are targeting reported diluted earnings per common share of between $2.50 and $2.95 per share for fiscal 2007, representing an increase of between 53% and 81% over our $1.63 reported diluted earnings per share for fiscal 2006.  Excluding both debt repurchase charges and stock compensation expense, we are targeting adjusted diluted earnings per share of between $2.96 and $3.41 per share for fiscal 2007, an increase of between 46% and 68% from the comparably adjusted diluted earnings per share figure of $2.03 for fiscal 2006.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“We are planning our fiscal 2007 capital expenditures to be between $15 million and $18 million, compared to $13.9 million for fiscal 2006, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2007 year end to increase modestly from fiscal 2006 year end, as we continue to tightly plan our inventory levels relative to sales.  Based on these targets and plans, we expect to generate significant positive free cash flow during fiscal 2007.  We are very pleased with our strong financial liquidity.  As of the end of fiscal 2006 (September 30, 2006), which reflects the $10 million principal amount of Senior Notes we repurchased in August and September 2006, our balance of cash and cash equivalents plus short-term investments was $28.3 million, an increase of $25.3 million compared to the $3.0 million balance at September 30, 2005.  Also, as of the end of fiscal 2006, we had no direct borrowings under our credit facility, and we had approximately $51 million of availability under our credit facility.  After giving effect to both the $10 million repurchase already made and the $25 million redemption to be completed on December 8, 2006, we will have $90 million remaining outstanding principal amount of the original $125 million principal amount of our Senior Notes.  Although we may have modest credit line borrowings from our $60 million credit facility at times during fiscal 2007, reflecting seasonal and other timing variations in cash flow and our use of cash to repurchase $35 million principal amount of Senior Notes from August 2006 through December 2006, we did not have any outstanding credit line borrowings at the end of fiscal 2006 and expect to have none at the end of fiscal 2007.  Our average level of borrowings under our credit facility was $0.3 million during fiscal 2006.

“Looking forward to fiscal 2008, we expect to generate higher earnings than fiscal 2007, while generating significant positive free cash flow.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s fourth quarter and full year fiscal 2006 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (210) 234-0036.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Tuesday, December 5, 2006 by calling (203) 369-1285.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of October 31, 2006, Mothers Work operates 1,593 maternity locations, including 807 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing retail locations, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/06	9/30/05	9/30/06	9/30/05

Net sales	$142,825	$135,237	$602,744	$561,627
Cost of goods sold	70,229	71,398	288,082	277,453
Gross profit	72,596	63,839	314,662	284,174
Selling, general and administrative expenses	69,299	69,460	284,334	269,936
Operating income (loss)	3,297	(5,621)	30,328	14,238
Interest expense, net	3,414	3,902	14,534	15,293
Loss on extinguishment of debt	873	—	873	—
Income (loss) before income taxes	(990)	(9,523)	14,921	(1,055)
Income tax provision (benefit)	(388)	(4,183)	5,819	(880)
Net income (loss)	$(602)	$(5,340)	$9,102	$(175)

Net income (loss) per share – basic	$(0.11)	$(1.01)	$1.70	$(0.03)
Average shares outstanding – basic	5,497	5,263	5,348	5,242
Net income (loss) per share – diluted	$(0.11)	$(1.01)	$1.63	$(0.03)
Average shares outstanding – diluted	5,497	5,263	5,591	5,242

Supplemental information:
Net income (loss), as reported	$(602)	$(5,340)	$9,102	$(175)
Add: loss on extinguishment of debt, net of tax	533	—	533	—
Adjusted net income (loss), before loss on extinguishment of debt	(69)	(5,340)	9,635	(175)
Add: stock-based employee compensation expense (“stock compensation expense”), net of tax	665	—	1,706	—
Adjusted net income (loss), before loss on extinguishment of debt and stock compensation expense	$596	$(5,340)	$11,341	$(175)

Adjusted net income (loss) per share – diluted, before loss on extinguishment of debt	$(0.01)	$(1.01)	$1.72	$(0.03)

Adjusted net income (loss) per share – diluted, before loss on extinguishment of debt and stock compensation expense (1)	$0.10	$(1.01)	$2.03	$(0.03)

(1) Adjusted net income per share – diluted, before loss on extinguishment of debt and stock compensation expense for the fourth quarter ended 9/30/06 is based on 5,875 average diluted shares outstanding.

MOTHERS WORK, INC. AND SUBSIDIARIES
Selected Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	September 30,	September 30,
	2006	2005

Cash and cash equivalents	$18,904	$3,037
Short-term investments	9,425	—
Inventories	94,259	105,911
Property, plant and equipment, net	71,430	76,173
Line of credit borrowings	—	—
Long-term debt	117,535	128,087
Stockholders’ equity	80,700	63,328

MOTHERS WORK, INC. AND SUBSIDIARIES
Supplemental Financial Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA(1)
and Operating Income (Loss) Margin to Adjusted EBITDA Margin
(in thousands, except percentages)
(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/06	9/30/05	9/30/06	9/30/05
Operating income (loss)	$3,297	$(5,621)	$30,328	$14,238
Add: depreciation & amortization expense	4,239	3,959	16,118	15,502
Add: loss on impairment of long-lived assets	267	1,667	2,612	3,440
Add: (gain) loss on disposal of assets	(94)	53	(139)	726
Add: stock compensation expense	1,090	—	2,796	—

Adjusted EBITDA(1)	$8,799	$58	$51,715	$33,906

Net sales	$142,825	$135,237	$602,744	$561,627

Operating income (loss) margin (operating income as a percentage of net sales)	2.3%	(4.2)%	5.0%	2.5%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	6.2%	0.0%	8.6%	6.0%

(1)  Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) (gain) loss on disposal of assets; and (iv) stock compensation expense.

Reconciliation of Net Income Per Share – Diluted
to Adjusted Net Income  Per Share – Diluted,
Excluding Loss on Extinguishment of Debt and Stock Compensation Expense
(unaudited)

	Projected for the	Actual for the
	First Quarter Ending	First Quarter Ended
	12/31/06	12/31/05

Net income per share - diluted	$ 0.21 to 0.31	$0.08
Add: per share effect of loss on extinguishment of debt	0.21	—
Adjusted net income per share - diluted, before loss on extinguishment of debt	0.42 to 0.52	0.08
Add: per share effect of stock compensation expense	0.26	0.05
Adjusted net income per share - diluted, before loss on extinguishment of debt and stock compensation expense	$ 0.48 to 0.58	$0.13

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/07	9/30/06(1)

Net income per share - diluted	$ 2.50 to 2.95	$1.63
Add: per share effect of loss on extinguishment of debt	0.20	0.10
Adjusted net income per share - diluted, before loss on extinguishment of debt	2.70 to 3.15	1.72
Add: per share effect of stock compensation expense	0.26	0.31
Adjusted net income per share - diluted, before loss on extinguishment of debt and stock compensation expense	$ 2.96 to 3.41	$2.03

(1)  Components do not add to total due to rounding.

Reconciliation of Operating Income to Adjusted EBITDA
(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/07	9/30/06

Operating income	$ 39.1 to 43.7	$30.3
Add: depreciation & amortization expense	15.7	16.1
Add: loss on impairment of long-lived assets and loss on disposal of assets	0.9	2.5
Add: stock compensation expense	2.6	2.8
Adjusted EBITDA	$ 58.3 to 62.9	$51.7

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